Exhibit 8.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000 212-757-3990

October 18, 2012

Verso Paper Holdings LLC

Verso Paper Inc.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Verso Paper Holdings LLC, a Delaware limited liability company, and Verso Paper Inc., a Delaware corporation (together, the “Companies”), in connection with their offer to exchange (i) $345,000,000 of aggregate principal amount of 11.75% Senior Secured Notes due 2019 (the “Senior Secured Exchange Notes”), for the same aggregate principal amount of substantially identical 11.75% Senior Secured Notes due 2019 that were issued by the Companies pursuant to the Offering Memorandum dated as of March 8, 2012 (the “Initial Senior Secured Notes”) in an offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) $271,573,000 of aggregate principal amount of 11.75% Secured Notes due 2019 (the “Secured Exchange

Notes”) for the same aggregate principal amount of substantially identical 11.75% Secured Notes due 2019 that were issued by the Companies pursuant to a Confidential Offering Memorandum and Consent Solicitation dated as of March 28, 2012, as supplemented by the news release issued on April 11, 2012, as supplemented by Supplement No. 1 dated as of April 25, 2012 and further supplemented by Supplement No. 2 dated as of May 7, 2012 and a Confidential Offering Memorandum and Consent Solicitation dated as of April 25, 2012, as supplemented by Supplement No. 1 dated as of May 7, 2012 (the “Initial Secured Notes”) in an offering that was exempt from registration under the Securities Act.

The Companies have requested that we render our opinion as to certain tax matters in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), relating to the registration by the Companies of the Senior Secured Exchange Notes and the Secured Exchange Notes to be offered in the exchange offer, filed by the Companies on October 18, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the exchange offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of exchanging (i) Initial Senior Secured Notes for Senior Secured Exchange Notes and (ii) Initial Secured Notes for Secured Exchange Notes, in each case pursuant to the exchange offer and of the ownership and disposition of Senior Secured Exchange Notes and Secured Exchange Notes acquired pursuant to the exchange offer.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Companies.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP